EXHIBIT 23.2

               CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the two Registration Statements of Lamar Advertising Company (the "Registrant") on Form S-8 (File Nos. 333-10337 and 333-79571), the four Registration Statements of the Registrant on Form S-3 (File Nos. 333-50559, 333-52851, 333-66059 and
333-71929) and the Registration Statement of the Registrant on Form S-4 (File No. 333-60331) of our report dated August 25, 1995, with respect to the balance sheet of Martin and MacFarlane, Inc. as of June 30, 1995 and the related statements of income, retained earnings and cash flows for the year then ended, which report appears in the Registrant's filing on Form 8-K dated July 6, 1999.

BARBICH LONGCRIER HOOPER & KING
Accountancy Corporation


      /S/ GEOFFREY B. KING
By:   Geoffery B. King, CPA


Bakersfield, California
July 6, 1999